Press Release	Source: Anavex Life Sciences Corp.

Anavex Announces Appointment of Oncology Specialist to Board of Directors, Changes to Executive Management
Wednesday May 21, 12:53 am ET

ATHENS, Greece, May 21, 2008 (PRIME NEWSWIRE) -- Anavex Life Sciences Corp. (``ANAVEX'') (OTC BB:AVXL.OB - News) today announced the appointment of Alison Ayers to its Board of Directors. Ms. Ayers is currently the Worldwide Commercial Head for Oncology at Pfizer (NYSE:PFE - News), with responsibility for Pfizer's oncology portfolio, which includes more than 20 drug candidates in clinical development, as well as lifecycle optimization for their leading oncology treatments including Sutent. In addition, she is a member of the leadership team that develops Pfizer's oncology strategic plan and which manages the portfolio, including asset prioritization, development planning, strategic and investment decisions including licensing and acquisitions. She is also responsible for the commercial strategy for Pfizer's oncology department, which had sales of over $2 billion in 2007.

``It is our great pleasure to welcome Alison to our Board,'' said Harvey Lalach, President of ANAVEX. ``Alison is a senior executive with strong leadership, operational, deal-making and portfolio-planning abilities. She has developed broad business skills with international pharmaceutical companies of all sizes, from start-ups to several of the world's top corporations, and has extensive experience guiding R&D prioritization and investment decisions to optimize the commercial value of early and late-stage drug candidates. In addition, Alison has more than 20 years of oncology-focused pharmaceutical industry experience. We are confident that her background will add considerable value as we continue to develop our already impressive oncology and CNS pipelines.''

Ms. Ayers has an extensive background in business development and commercial initiatives. In her current role she leads Pfizer's commercial leadership team for oncology, which develops and implements globally aligned marketing strategies with major emphasis on resource allocation, pre-launch planning for new indications and new product launches. She is also the commercial lead for Pfizer's licensing strategy and evaluation of licensing and acquisition opportunities.

Previously, Ms. Ayers was Commercial Head, Infectious Disease, Worldwide Marketing for Pfizer, responsible for strategic leadership for the company's infectious disease portfolio. Under her leadership, Pfizer's infectious disease portfolio exceeded $3 billion in sales in 2005, with two compounds achieving sales growth of 20-30%.

Before joining Pfizer Ms. Ayers was Vice President of Portfolio Management for Pharmacia, where she developed and implemented strategies to maximize earnings from the company's complex global $2.5 billion diversified products portfolio, which is comprised of more than 600 mature, non-promoted products. In her earlier role as Vice President, Commercial Development, Oncology for Pharmacia, Ms. Ayers was responsible for providing commercial leadership for the company's oncology pipeline, and held a pivotal role in the acquisition of biotech company Sugen, which delivered Pfizer's leading angiogenesis inhibitor, Sutent. Pharmacia was acquired by Pfizer in 2003.

Ms. Ayers' background also includes senior positions in business and product planning for numerous bioscience and pharmaceutical companies, including Merck, The Health Care Group, US Bioscience, Bristol-Myers Squibb and Lederle Laboratories. She holds a Master of Science with distinction in biopharmacy and a Diploma in Business Studies, both from the University of London, UK, as well as a Bachelor of Science with honors in physiology and biochemistry from the University of Southampton, UK.

Appoints Scientific Advisory Board Chairman

ANAVEX is also pleased to announce the appointment of Dr. Alexandre Vamvakides as Chairman of the company's Scientific Advisory Board. Dr. Vamvakides is the scientific founder of and Chief Scientific Officer for ANAVEX. He has spent 30 years in research, specializing in the therapeutic and pharmacological areas of nootropes, anti-neurodegenerative (anti-Alzheimer's), anti-epileptic, anti-depressive and prototype molecules.

The author of more than 80 published scientific papers, Dr. Vamvakides has worked at the Institut National de la Sante et de la Recherche Medicale in Paris, France, University of Athens (Greece), Ciba-Geigy (Basel, Switzerland), Sanofi (Montpellier, France) and many other European research labs focusing on the discovery and development of new concepts in the therapeutic areas of CNS, oncology and anti-inflammatory diseases.

As a result of this appointment, Dr. Vamvakides has resigned his position as a director of ANAVEX.

ANAVEX would like to thank outgoing CEO and Director Dr. Panos Kontzalis, who tendered his resignation for personal reasons effective May 16, 2008, for his contributions to the company.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (http://www.anavex.com) is an emerging biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases. The company's proprietary SIGMACEPTOR(tm) Discovery Platform involves the rational drug design of compounds that fulfill specific criteria based on unmet market needs and new scientific advances. Selected drug candidates demonstrate high, non-exclusive affinity for sigma receptors, which are involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR(tm)-N program involves the development of novel and original drug candidates, targeting neurological and neurodegenerative diseases (including Alzheimer's disease, epilepsy, depression). The company's lead drug candidates exhibit high affinity for sigma receptors and synergy with other receptors and ion channels with strong evidence for anti-amnesic, neuroprotective, anti-apoptotic, anti-oxidative, anti-inflammatory, anti-convulsive, anti-depressant and anxiolytic properties.

ANAVEX's SIGMACEPTOR(tm)-C program involves the development of novel and original drug candidates targeting cancer. The company's lead drug candidates exhibit high affinity for sigma receptors and synergy with ion channels with strong evidence for selective pro-apoptotic, anti-metastatic and low toxicity properties in various types of solid cancers such as colon, prostate, breast and melanoma.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to file an IND or commence clinical studies. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

This release can also be viewed at http://www.pressreleasenetwork.com/newsroom

Contact:
Anavex Life Sciences Corp.
Research & Business Development
info@anavex.com
Shareholder & Media Relations
1-866-505-2895
+1 (416) 489-0092
ir@anavex.com
www.anavex.com

Source: Anavex Life Sciences Corp.